Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Completes Offering of $750 Million of Convertible Senior Notes

$500 million of offering proceeds used to repurchase existing convertible notes

WILMINGTON, DE — November 14, 2013 — Incyte Corporation (Nasdaq: INCY) today announced that it has completed its previously announced private placement of $750 million aggregate principal amount of its convertible senior notes, including notes issued upon the exercise in full of the initial purchasers’ option to purchase additional notes.  The Company issued $375 million aggregate principal amount of 0.375% convertible senior notes due 2018 (the 2018 notes) and $375 million aggregate principal amount of 1.25% convertible senior notes due 2020 (the 2020 notes).

Entities affiliated with Julian C. Baker, a director of the Company, purchased $500 million aggregate principal amount of notes in this offering, consisting of $250 million aggregate principal amount of the 2018 notes and $250 million aggregate principal amount of the 2020 notes.

The Company used a portion of the net proceeds from this offering to repurchase a portion of the outstanding 4.75% convertible senior notes due 2015 of the Company (2015 notes) held by entities affiliated with Mr. Baker, in privately negotiated transactions, for an aggregate consideration, including accrued interest, of approximately $500 million.  The repurchase resulted in the retirement of approximately $117.3 million aggregate principal amount of the 2015 notes. The Company intends to use the remainder of the net proceeds from this offering to continue investing in research and development, and for other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of net proceeds from the offering, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated costs in research and development efforts or other unanticipated cash requirements, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Incyte disclaims any intent or obligation to update these forward-looking statements.